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                                                                     EXHIBIT 8.3



                       [Letterhead of Maples and Calder]



                                                 Effective as of 1st May, 1998
                                                 Issued on 12th May, 1998


To:   Yorkshire Power Finance Limited
      PO Box 309
      George Town
      Grand Cayman
      Cayman Islands
      British West Indies


Dear Sirs:


RE:      REGISTRATION STATEMENT ON FORM S-1
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We are Cayman Islands Counsel to Yorkshire Power Finance Limited in connection with the registration statement on Form S-1, including a preliminary prospectus, filed with the Securities and Exchange Commission (the "Commission") on 13th March, 1998 (the "Registration Statement").

We confirm that the statements as to matters of law and legal conclusions set forth under the caption "Cayman Islands Taxation" in the preliminary prospectus included in the Registration Statement are the opinion of Maples and Calder and are correct in all material respects.

We here by consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the heading "Cayman Islands Taxation" in the preliminary prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules or regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder